List of Material Patents

Technology Sub-License Agreement, dated April 25, 2007, by and between Fortress Identification Cards Ltd. and iDcentrix Inc.

In April 2007, iDcentrix and Fortress Paper entered into the First Sub-license Agreement to grant iDcentrix the exclusive rights to use and exploit the LQard Technology in Canada in consideration for 3,500,000 iDcentrix Shares, representing about 39% of iDcentrix’s outstanding iDcentrix Shares at that time.

Technology Sub-License Agreement (US), to be dated on or about January 28, 2008, by and between Fortress Paper Ltd. and iDcentrix Inc.

Simultaneous with the closing of the Private Placement, iDcentrix will enter into the Second Sub-license Agreement with Fortress Paper to sub-license the exclusive right to use and exploit, within the United States and Mexico (the “Primary Territory”), the LQard Technology and all associated data, trade secrets, etc., as well as to use any equipment required to manufacture and use the LQard Technology in the Primary Territory. In addition, the Second Sub-license Agreement grants iDcentrix the non-exclusive, non-transferable right and sublicense to use and exploit worldwide, excluding Canada, the United States, Mexico, Switzerland and Africa (“Secondary Territory”), the LQard Technology and all associated data, trade secrets, etc., as well as to use any equipment required to manufacture and use the LQard Technology. In consideration for the sub-licenses granted in the Second Sub-License Agreement, iDcentrix will issue Fortress Paper an additional 6,500,000 iDcentrix Shares.

Intellectual Property Rights under Sub-License Agreements

LQard I-

United States application No.Q99837 “Identification Card and Method for the Production Thereof” 11/659,120

LQard II-

United States application No.Q99837 “Identification Card and Method for the Production Thereof” 11/659,119

Canada (national phase entry filed March 19, 2007- filing receipt No. not presently available)